EXHIBIT 99.1

Filed by PremierWest Bancorp Pursuant to Rule 425 under the Securities Act of 1933 and deemed filed Pursuant to Rule 14a-12 Subject Company: PremierWest Bancorp Commission File No.: 000-50332

PREMIERWEST BANCORP ANNOUNCES FDIC AND STATE REGULATORY APPROVAL OF PROPOSED MERGER WITH STOCKMANS FINANCIAL GROUP

MEDFORD, Ore. -- JANUARY 14, 2008 -- PremierWest Bancorp (Nasdaq: PRWT), parent company of PremierWest Bank, and Stockmans Financial Group, parent company of Stockmans Bank, today announced that it has received regulatory approval from the Federal Deposit Insurance Corporation, Oregon Department of Consumer & Business Services and California Department of Financial Institutions with respect to the planned merger of Stockmans Bank with and into PremierWest Bank.

The merger transaction remains subject to customary closing conditions, including approval by the shareholders of PremierWest Bancorp and Stockmans Financial Group at meetings scheduled for January 15 and January 17, 2008, respectively.

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About PremierWest Bancorp

PremierWest Bancorp (NASDAQ: PRWT) is the parent company of PremierWest Bank, an Oregon-based community bank with 40 branches in Oregon and Northern California. PremierWest first expanded into California with its acquisition of Timberline Community Bank and its eight branches in 2001, and later acquired Mid Valley Bank with five branches in 2004. 21 of PremierWest’s branches were acquired through mergers and 19 were de novo branches. For more information, visit www.PremierWestBank.com

About Stockmans Financial Group

Stockmans Financial Group is the holding company for Stockmans Bank headquartered in Elk Grove, California with $380 million in assets. This full-service commercial bank has 5 branches in the Sacramento region and offers a wide selection of deposit, loan and investment services to local consumers and small business customers. Stockmans Bank began in 1933 as California Livestock Production Credit Association (“CLPCA”) located in San Francisco, moved to Sacramento in 1963 and then to Elk Grove in 1981. CLPCA organized Stockmans Bank of Commerce in 1991 and immediately combined with the Bank. The bank’s name was changed to Stockmans Bank in 1997.

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The foregoing may be deemed to be offering or solicitation materials of PremierWest Bancorp in connection with the proposed merger with Stockmans Financial Group. Shareholders of PremierWest and Stockmans are urged to read the joint proxy statement/prospectus included in the registration statement on Form S-4, which PremierWest filed with the SEC in connection with the proposed merger, because it contains important information about PremierWest, Stockmans, the merger and related matters. Information regarding the participants and their security holdings can be found, with respect to PremierWest in PremierWest’s most recent proxy statement filed with the SEC, and with respect to PremierWest and Stockmans in the joint proxy statement/prospectus filed with the SEC. All documents filed by PremierWest with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from PremierWest by directing a request to PremierWest Bancorp, 503 Airport Road, PO Box 40, Medford, OR 97501, and from Stockmans by directing a request to Stockmans Financial Group, 9340 East Stockton Blvd., Elk Grove, California.